Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 3, 2006 on our audits of the financial statements of Hana Biosciences, Inc. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and for the period from December 6, 2002 (date of inception) to December 31, 2005, which report appears in the Annual Report on Form 10-K of Hana Biosciences, Inc. for the year ended December 31, 2005. We also consent to the reference to our firm under the caption “Experts.”

/s/ J.H. Cohn LLP

San Diego, California
November 7, 2006